CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Performance Leveraged Upside Securities	$4,746,000	$264.83
due 2013

October 2009 Pricing Supplement No. 209 Registration Statement No. 333-156423 Dated October 2, 2009 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities
Buffered PLUS based on the S&P GSCITM Gold Index—Excess Return due October 9, 2013
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide only a minimum payment of 19% of principal at maturity and have the terms described in the accompanying prospectus supplement for Commodity PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the underlying commodity index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity index, subject to the maximum payment at maturity.  At maturity, if the underlying commodity index has depreciated in value, and (i) if the index value has not declined by more than the buffer amount, the Buffered PLUS will redeem for par or (ii) if the index value has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	October 9, 2013
Underlying commodity index:	S&P GSCITM Gold Index—Excess Return
Aggregate principal amount:	$4,746,000
Payment at maturity:	At maturity, you will receive an amount per Buffered PLUS equal to:
•	If the final index value is greater than the initial index value: $1,000 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
•
If the final index value is less than or equal to the initial index value but greater than or equal to 81% of the initial index value, meaning the underlying commodity index has declined in value by an amount less than or equal to the buffer amount of 19%:
$1,000

•
If the final index value is less than 81% of the initial index value, meaning the underlying commodity index has declined in value by an amount greater than the buffer amount of 19%:
($1,000 x index performance factor) + $190
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $190 per Buffered PLUS at maturity.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	150%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	87.23571, which is the index value on the pricing date
Final index value:	The index value on the valuation date
Valuation date:	October 2, 2013, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:	19%
Minimum payment at maturity:	$190 per Buffered PLUS (19% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$2,250 per Buffered PLUS (225% of the stated principal amount)
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	October 2, 2009
Original issue date:	October 9, 2009 (5 business days after the pricing date)
CUSIP:	617482HJ6
ISIN:	US617482HJ67
Listing:	The Buffered PLUS will not be listed on any securities exchange
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$1,000	$1.00	$999.00
Total	$4,746,000	$4,746	$4,741,254
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for Commodity PLUS.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Supplemental information regarding plan of distribution; conflicts of interest.”

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Commodity PLUS dated August 20, 2009
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

Buffered PLUS based on the S&P GSCITM Gold Index—Excess Return due October 9, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 19% of the stated principal amount and have the terms described in the prospectus supplement for Commodity PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the official settlement price of the underlying commodity index on the valuation date.  Under no circumstances will the payment at maturity on the Buffered PLUS be less than $190 per Buffered PLUS.  The Buffered PLUS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October 2, 2009	October 9, 2009 (5 business days after the pricing date)	October 9, 2013
Key Terms
Issuer:	Morgan Stanley
Underlying commodity index:	S&P GSCITM Gold Index–Excess Return
Underlying commodity index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”)
Original issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Interest:	None
Aggregate principal amount	$4,746,000
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	At maturity, you will receive an amount per Buffered PLUS equal to:
•	If the final index value is greater than the initial index value: $1,000 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
•	If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 19%: $1,000
•
If the final index value is less than 81% of the initial index value, meaning the underlying commodity index has declined in value by an amount greater than the buffer amount of 19%:
($1,000 x index performance factor) + $190

This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $190 per Buffered PLUS at maturity.
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	150%
Buffer amount:	19%
Minimum payment at maturity:	$190 per Buffered PLUS (19% of the stated principal amount)
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	87.23571, which is the index value on the pricing date
Final index value:	The index value on the valuation date
Valuation date:	October 2, 2013, subject to adjustment for non-index business days and certain market disruption events
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$2,250 per Buffered PLUS (225% of the stated principal amount)
Risk factors:	Please see “Risk Factors” on page 8.

October 2009	Page 2

Buffered PLUS based on the S&P GSCITM Gold Index—Excess Return due October 9, 2013
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617482HJ6
ISIN:	US617482HJ67
Minimum ticketing size:	1 Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in swaps or futures contracts on the underlying commodity index or on the commodity contracts that underlie the underlying commodity index.  Such purchase activity could have increased the price of the underlying commodity index, and therefore could have increased the price at which the underlying commodity index must settle on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Benefit Plan Investor Considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for Commodity PLUS.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Buffered PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our

October 2009	Page 3

Buffered PLUS based on the S&P GSCITM Gold Index—Excess Return due October 9, 2013
Buffered Performance Leveraged Upside SecuritiesSM

other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.
Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for Commodity PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

October 2009	Page 4

Buffered PLUS based on the S&P GSCITM Gold Index—Excess Return due October 9, 2013
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	150%
Buffer amount:	19%
Maximum payment at maturity:	$2,250 per Buffered PLUS (225% of the stated principal amount)
Minimum payment at maturity:	$190 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 150% of the appreciation of the underlying commodity index over the term of the Buffered PLUS, subject to the maximum payment at maturity of $2,250 per PLUS.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of approximately 183.3333% of the initial index value.  Based on the terms above:

▪	If the underlying commodity index appreciates 5%, investors would receive a 7.5% return, or $1, 075.

▪	If the underlying commodity index appreciates 90%, investors will receive only the maximum payment at maturity of 225% of the stated principal amount, or $2,250.

▪
If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 19%, investors will receive the stated principal amount of $1,000.

▪
If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 19%, investors will receive an amount that is less than the stated principal amount by

October 2009	Page 5

Buffered PLUS based on the S&P GSCITM Gold Index—Excess Return due October 9, 2013
Buffered Performance Leveraged Upside SecuritiesSM

an amount that is proportionate to the percentage decrease of the underlying commodity index from the initial index value, plus the buffer amount of 19%. The minimum payment at maturity is $190 per Buffered PLUS.

▪	For example, if the underlying commodity index depreciates 40%, investors would lose 21% of their principal and receive only $790 per Buffered PLUS at maturity, or 79% of the stated principal amount.

October 2009	Page 6

Buffered PLUS based on the S&P GSCITM Gold Index—Excess Return due October 9, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the value of the underlying commodity index, determined as follows:

If the final index value is greater than the initial index value:

$1,000    +    Leveraged Upside Payment; subject to the maximum payment at maturity of $2,250 per Buffered PLUS (225% of the stated principal amount).

If the final index value is less than or equal to the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 19%:

the stated principal amount of $1,000

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 19%:

($1,000    x    Index Performance Factor)  +    $190

Because the index performance factor will be less than 0.81, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $190 per Buffered PLUS.

October 2009	Page 7

Buffered PLUS based on the S&P GSCITM Gold Index—Excess Return due October 9, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪
Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 19% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 19% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley.  If the final index value is less than 81% of the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying commodity index, plus $190 per Buffered PLUS.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $2,250 per Buffered PLUS, or 225% of the stated principal amount.  Although the leverage factor provides 150% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 225% of the stated principal amount, any increase in the final index value over the initial index value by more than approximately 83.3333% of the initial index value will not increase the return on the Buffered PLUS.

▪
Not equivalent to investing in the underlying commodity index.  Investing in the Buffered PLUS is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index.

▪
The market price may be influenced by many unpredictable factors.  Numerous factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value and volatility of the underlying commodity index, the price and volatility of the commodity underlying the underlying commodity index, trends of supply and demand for the commodity underlying the underlying commodity index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the Buffered PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the Buffered PLUS prior to maturity may result in a loss.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
The underlying commodity index may in the future include contracts that are not traded on regulated futures exchanges.  The underlying commodity index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the underlying commodity index continues to be composed exclusively of regulated futures contracts.  As described below, however, the underlying commodity index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪
Gold prices are affected by numerous factors affecting the global economy that may change unpredictably over short periods and adversely affect the value of the Buffered PLUS.  Investments, such as the Buffered PLUS, linked to the prices of commodities such as gold are considered speculative and the prices for commodities such as gold and related contracts may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and

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Buffered PLUS based on the S&P GSCITM Gold Index—Excess Return due October 9, 2013
Buffered Performance Leveraged Upside SecuritiesSM

exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may adversely affect the price for gold and the value of your Buffered PLUS in varying and potentially inconsistent ways. See “An investment in the Buffered PLUS exposes you to concentrated risk in the gold market” for further information on certain specific risks associated with gold.

▪
Negative “roll yields” in the gold futures markets may adversely affect the Buffered PLUS.  The underlying commodity index is composed of futures contracts on gold.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts on gold approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While gold contracts could exhibit periods of backwardation, backwardation will most likely not occur.  Moreover, gold contracts have regularly traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the gold markets generally results in negative “roll yields,” which would adversely affect the value of the underlying commodity index and, accordingly, decrease the payment you receive at maturity on the Buffered PLUS.

▪
An investment in the Buffered PLUS exposes you to concentrated risk in the gold market. The underlying commodity index is composed entirely of gold futures contracts.  An investment in the Buffered PLUS may therefore bear risks similar to a securities investment concentrated in the gold bullion industry or sector.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events described above.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions which hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market as well as by the effects of speculation in the market.  It is not possible to predict the aggregate adverse effect of all or any combination of these factors.

▪
Suspensions or disruptions of market trading in gold and related futures markets could adversely affect the price of the Buffered PLUS.  The gold markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity index and, therefore, the value of the Buffered PLUS.

▪
Adjustments to the underlying commodity index could adversely affect the value of the Buffered PLUS.  The publisher of the underlying commodity index, may add, delete or substitute the commodity contracts constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index.  The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time. Any of these actions could adversely affect the value of the Buffered PLUS.  Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude,

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Buffered PLUS based on the S&P GSCITM Gold Index—Excess Return due October 9, 2013
Buffered Performance Leveraged Upside SecuritiesSM

commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging our obligations under the Buffered PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration of assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected commodity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
Potential adverse economic interest of the calculation agent and other of our affiliates.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could have adversely affected the value of the underlying commodity index and, as a result, could have decreased the amount investors may receive on the Buffered PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and, therefore, could have increased the price at which the underlying commodity index must settle on the valuation date before investors receive a payment at maturity that exceeds the issue price of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the price of the underlying commodity index on the valuation date and, accordingly, the amount of cash investors will receive at maturity.

October 2009	Page 10

Buffered PLUS based on the S&P GSCITM Gold Index—Excess Return due October 9, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Information about the S&P GSCITM  Gold Index—Excess Return

The S&P GSCITM  Gold Index—Excess Return.  The S&P GSCITM  Gold Index—Excess Return is a sub-index of the S&P GSCITM Index - Excess Return (the “S&P GSCI – ER”).  It represents only the gold component of, and is composed entirely of gold futures contacts included in, the S&P GSCITM Index - ER.  The S&P GSCITM Index - ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM Index, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCITM Index (discussed below).  The S&P GSCITM Index is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCITM Index is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCITM Index are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCITM Index are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM Index are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM Index has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCITM Index, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange. For more information see “Certain Additional Commodity Index Information—The S&P GSCITM—ER” in the accompanying prospectus supplement for Commodity PLUS.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Gold Index—Excess Return, which is owned and published by S&P, in connection with securities, including the Buffered PLUS.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Buffered PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Buffered PLUS.  The Corporations make no representation or warranty, express or implied, to the holders of the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly, or the ability of the underlying commodity to track general agricultural commodity market performance.  The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the underlying commodity index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the underlying commodity index which is determined, composed and calculated by S&P without regard to the Licensee or the Buffered PLUS.  S&P has no obligation to take the needs of the Licensee or the owners of the Buffered PLUS into consideration in determining, composing or calculating the underlying commodity index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Buffered PLUS.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Buffered PLUS have not been passed on by the Corporations as to their legality or suitability.  The Buffered PLUS are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE BUFFERED PLUS.

October 2009	Page 11

Buffered PLUS based on the S&P GSCITM Gold Index—Excess Return due October 9, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices, of the underlying commodity index for each quarter in the period from January 1, 2004 through October 2, 2009  The official settlement price of the underlying commodity index on October 2, 2009 was 87.23571.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying commodity index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying commodity index on the valuation date.

S&P GSCITM Gold Index—Excess Return	High	Low	Period End
2004
First Quarter	45.8528	42.0883	45.7898
Second Quarter	45.8433	40.0815	41.9049
Third Quarter	44.5220	41.2813	44.5220
Fourth Quarter	48.2630	43.9078	46.2178
2005
First Quarter	46.8565	43.4509	44.9484
Second Quarter	45.9257	43.2833	45.2936
Third Quarter	48.6255	43.5361	48.2678
Fourth Quarter	53.8734	46.7962	52.5963
2006
First Quarter	58.9070	53.4984	58.3993
Second Quarter	71.8206	55.8419	60.7212
Third Quarter	65.8288	56.2978	58.3450
Fourth Quarter	62.4232	54.7238	60.9986
2007
First Quarter	65.3105	58.0252	62.7331
Second Quarter	65.2461	59.8947	60.4613
Third Quarter	68.3710	59.9842	68.3710
Fourth Quarter	76.3470	67.0674	75.7449
2008
First Quarter	90.0476	77.7334	82.2550
Second Quarter	84.6472	75.9531	82.4677
Third Quarter	86.9337	65.5299	77.4228
Fourth Quarter	79.6819	61.9316	77.5285
2009
First Quarter	87.7132	70.8042	80.7648
Second Quarter	85.7721	75.7792	80.8056
Third Quarter	88.6168	79.2285	87.6700
Fourth Quarter (through October 2, 2009)	87.2357	86.9230	87.23571

Underlying Commodity Index Historical Performance – Daily Settlement Price January 1, 2004 to October 2, 2009

October 2009	Page 12

Buffered PLUS based on the S&P GSCITM Gold Index—Excess Return due October 9, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for Commodity PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for Commodity PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Commodity PLUS dated August 20, 2009

Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

October 2009	Page 13